Exhibit 99.1

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

SPRAGUE RESOURCES LP TO ACQUIRE NATURAL GAS AND

ELECTRICITY MARKETING BUSINESS

Portsmouth, NH (September 11, 2014) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that its wholly owned subsidiary, Sprague Operating Resources LLC, signed a definitive agreement with Metromedia Gas & Power, Inc. and certain energy related affiliates (“Metromedia Energy”) to acquire the assets of its natural gas and electricity marketing business for $22 million in cash and the assumption of liabilities under pre-existing forward supply contracts. Metromedia Energy, headquartered in Eatontown, New Jersey, is one of the leading independent marketers of natural gas and electricity to commercial, industrial and municipal consumers in the Northeast and Mid-Atlantic, providing customers with solutions for approximately 15 Bcf of natural gas and 150 Megawatts of power demand annually. Metromedia Energy’s natural gas portfolio includes more than 10,000 accounts who are served by over thirty utilities from twelve interstate pipeline connections between Virginia and Maine and as far west as Ohio. Metromedia Energy also provides electricity brokerage services for more than 7,000 commercial and industrial accounts behind forty-six utilities across seventeen states and the nation’s capital. The acquisition, which is subject to customary closing conditions, is expected to close within thirty days.

“Metromedia Energy and Sprague are an excellent strategic fit, and I am excited to welcome their customers and team aboard. We expect the transaction to immediately be highly accretive to unitholders,” said David Glendon, President and CEO of Sprague.

“Metromedia Energy has grown by pursuing a customer strategy consistent with our own, serving businesses of all sizes with programs to manage their energy budget and using multiple sales channels to drive organic growth. The acquisition both strengthens our presence in Sprague’s core Northeast market, and expands our geographic reach. Combining Metromedia Energy’s successful marketing platform with our existing marketing teams and extensive supply and logistics capabilities will grow our customer base and provide more opportunities to leverage our multiple pathways to customer burner tips. We also expect to apply Metromedia Energy’s extensive electricity brokerage capabilities across our existing customer base, continuing Sprague’s 144-year tradition of meeting customer energy requirements with a diverse product offering,” concluded Mr. Glendon.

About Sprague Resources LP

Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

Forward-Looking Statements

This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s prospectus and SEC filings. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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